Contact:	FOR IMMEDIATE RELEASE
Francie Nagy
Investor Relations
Tel: +1-212-515-4625

Brookdale Completes AEW Acquisition of 5 Facilities

Chicago, IL. May 1, 2006 – Brookdale Senior Living Inc. (NYSE: BKD) announced today that it acquired 5 properties from AEW Capital Management for $179.5 million. The Company funded the acquisition with approximately $124.5 million of senior mortgage debt and the balance of the purchase price with cash.

The portfolio is comprised of 5 independent living, assisted living and CCRC facilities, containing a total of 813 units/beds located in California, Ohio and Washington. Currently, the properties are managed by three different operators. Following the closing, Brookdale may sell up to 50% of its investment to a third-party investor in exchange for increased management fees.

Brookdale expects to complete the closing on the remaining facility in the second quarter of 2006 and to close on an outstanding skilled nursing building, part of the CCRC campus in Bakersfield, CA, upon regulatory approval in the third quarter of 2006. Both buildings were previously included in the initial announcement regarding the AEW portfolio definitive agreement.

Since its IPO in November 2005, Brookdale has purchased or announced commitments to purchase $727 million in senior housing assets representing 8,885 units/beds (subject, in certain cases, to the completion of due diligence). If all transactions were to close, Brookdale would invest approximately $307 million in equity in these transactions. The Company will use its existing cash and a corporate acquisition line to fund the equity component of these acquisitions.

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. The Company owns and operates independent, assisted and dementia-care facilities, with a total of 450 facilities in 32 states and the ability to serve approximately 34,600 residents.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to close the acquisition, satisfaction of closing conditions, obtaining consents, the exercise of our due diligence termination rights, and the timing of the closing of the acquisition. Words such as "expect(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Brookdale can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Brookdale's expectations include, but are not limited to, whether conditions to the closing of the transaction will not be satisfied and other risks detailed from time to time in Brookdale's SEC reports. Such forward-looking statements speak only as of the date of this press release. Brookdale expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For more information regarding Brookdale and to be added to our email distribution list, please visit http://www.brookdaleliving.com.